Memorandum of Understanding

Between

AvantGen, Inc and (Pan Probe Biotech, Inc, Global WholeHealth Partners Corp)

This Memorandum of Understanding (MOU) entered on September ~~xx~~ 15, 2021 (the **Effective Date**), sets for the terms and understanding between the **AvantGen, Inc** and the **(Pan Probe Biotech, Global WholeHealth Partners Corp) (Hereafter "Consultant" or "Company")** to optimize a rapid Covid-19 antigen test currently being developed by AvantGen and NanoComposix and/or to develop dipstick-based rapid Covid-19 antigen test by AvantGen and Company.

Background

AvantGen, a leader in the use of proprietary yeast display technology for human and rabbit monoclonal antibody discovery and optimization, has developed a panel of rabbit monoclonal antibody clones against SARS-CoV-2 nucleocapsid protein (N protein) and demonstrated that a pair of the antibody clones performed very well in a cassette based lateral flow assay with high sensitivity, outperforming most, if not all, the EUA antigen tests currently on the market.

In addition, AvanGen has received funding from the NIH/RADx program to support the evaluation of the antibodies and cell line development. Further funding (currently pending but expected) with a budget of $3.7M will be provided to AvantGen to further develop a rapid Covid-19 antigen test in a collaboration with NanoComposix (hereafter "NCX"), based on the prototype developed by AvantGen and NCX. This RADx supported project has received the highest rating from RADx's steering panel based on test's performance and AvantGen/NCX's technologies, resources, and capacities.

The above funding will be used to transfer the current prototype to manufacturing and ramp up the production of the test to a level of 3 million tests/month including the purchase of automatic cassettes assembly machines and buffer dispensing machines.

In addition to the above funding, RADx will perform clinical trial (POC) for the test to be developed by AvantGen/NCX and support EUA filling to the FDA so that AvantGen's application to the FDA will be placed at the front of the queue of all Covid-19 test applications and be reviewed by the FDA with a priority. RADx will also support the implementation of the test to be an OTC product after the POC approval and recommend the test to the WHO for global distributions.

The planned timeline (agreed by AvantGen/NCX and RADx) is to complete the transfer to manufacture in September, complete clinical trial in October, and file EUA in November with product launch in December 2021.

NanoComposix, has extensive expertise in nano-material and lateral flow assay development and is an ISO manufacturing facility. NCX has sold its nanoshells to more than 50 companies for various assay development efforts and products. NCX had also developed a diagnostic test that was CE marked, and many other diagnostic tests, including Covid-19 antigen test for its clients and partners. NCX has been working with AvantGen to produce a rapid antigen test for the detection of Covid-19 antigen in nasal swabs employing AvantGen antibodies.

Pan Probe Biotech, has extensive expertise in lateral flow assay development and a GMP manufacturing facility that had been certified by the FDA, although the certificate has now expired. Pan Probe Biotech had developed several rapid tests that were approved by FDA in the past. Global WholeHealth Partners Corp is a partner of Pan Probe and owns an GMP FDA facility.

Purpose One:

Purpose one of this MOU is to establish the principles and guidelines for a collaboration between AvantGen and Consultant to further optimize AvantGen's current rapid Covid-19 antigen test that is being developed by AvantGen and NXC.

The current test has a sensitivity approaching PCR's sensitivity (1.9 copies/uL) and 100% specificity (more than 100 clinical samples evaluated) based on the data generated by RADx/Emory University and AvantGen's internal and external data. However, based on Consultant (Dr. Cui)'s assessment, the current test's specificity could be further improved and can be addressed by further optimization with Consultant's technical inputs.

Scope of the collaborations

AvantGen and Consultant hereby agree to the following:

1. Consultant will evaluate the C7-nanoshell conjugates produced by NCX and use F5-mod antibody alone on membranes.

2. Consultant will formulate F5-Mod antibody and provide the formulated antibody to NCX for evaluation.

3. Consultant is willing to share the experimental details with AvantGen and NCX to optimize the test and provide technical support to AvantGen and NCX during the transfer to manufacture and scale up production of the test.

4. NCX will serve as an OEM to produce the test for AvantGen and will be allowed to sell the product independently. Profits from the sales generated by NCX will be shared with AvantGen. Details to be negotiated between NCX and AvantGen/Consultant. Consultant can assist in sales.

5. AvantGen will be the sponsor and owner of the product and can sell the products freely without any constrains from NCX. NCX will transfer all records to AvantGen and AvantGen can have 3rd parties to manufacture the test, if the demand excesses 3 million tests/month without any obligations to NCX. In the case, NCX agrees to sell nanoshells to AvantGen at market price. Consult will have an opportunity to manufacture.

6. In the event Consultant and NCX demonstrate that after Consultant's optimizations, the test's performance improved, i.e, maintaining the same sensitivity (or within 90%) of AvantGen/NCX's current test, but with increased specificity (as judged by much lower test line signals (>90% lower) when PBS, pH 7.4 is used, AvantGen decides to incorporate the improvement into its tests, and Consultant shares the technical know-hows with AvantGen and NCX and work with AvantGen and NCX to ensure necessary information (only those

related to Consultant's work) is provided for EUA application to obtain EUA approval, AvantGen agrees to share 15% of profits with Consultant including profits AvantGen receives from the sales of AvantGen's Covid-19 antigen test made by NCX.

Purpose Two

Independent to and separated from "Purpose One" outlined above, AvantGen and Company enter this MOU for "Purpose Two" outlined below.

The Purpose Two of this MOU is to establish the principles and guidelines for a collaboration between AvantGen and Company to develop a dipstick-based rapid Covid-19 antigen test using the unique Antibodies of AvantGen and Company's unique Methodology.

Scope of the collaborations

AvantGen and Company hereby agree to the following:

1. AvantGen will provide sufficient antibodies to Company for evaluation, development, and optimization of a dipstick-based rapid test prototype.

2. Company will use the antibodies and other materials selected by Company to evaluate, develop, and optimize a dipstick-based rapid test prototype with better performances, especially better sensitive than Abbott's test.

3. Company will not use the antibodies provided by AvantGen for any other purposes, including sharing the antibodies with a 3rd party without AvantGen's written consent. The methodology of Company will not be shared with any 3rd party.

4. Upon meeting the design goal specified above in clause 2, Company will produce some prototype tests as well as membranes and antibody conjugate cards to be evaluated by AvantGen and other parties who are interested in purchasing the cards for their rapid test development.

5. AvantGen and Company will perform marketing and business development to sell the cards to 3rd party developers. Company has same marketing rights as AvantGen.

6. Both parties are responsible for their own costs incurred during the development stage. The costs for scale up production will be shared by AvantGen and Company equally.

7. All profits generated from sales made by AvantGen will be shared with Company at 60%:40% ratio (AvantGen 60%, Company 40%). All profit generated from sales made by Company will be shared with AvantGen at 60%:40% (Company 60%, AvantGen 40%).

In addition to the above collaboration, AvantGen and Company also agree to form a Joint Venture (JV) if AvantGen and Company can raise funds to further develop the rapid test into a product and obtain regulatory approval. In this case, AvantGen and Company hereby agree to the following:

1. AvantGen will provide the antibodies (non-exclusively) against the N protein for the rapid test development and manufacturing, Company will provide the know-how and technical supports (non-exclusively) for the test development and manufacturing.

2. AvantGen will be responsible for running the day-to-day operation of the JV, distributions of the manufactured rapid tests. 20% common shares will be set aside for AvantGen for these responsibilities.

3. Both AvantGen and Company will try to raise funds or provide other resources to develop the test into a product to be approved by the FDA. 20% common shares will be set aside to the fundraising efforts. The agreed share allocations are shown in the Table 1 below.

4. If outside investors invest in the JV with terms agreed by AvantGen and Company, then both AvantGen's and Company's shares will be diluted according to the term sheet. All investment needs to be approved by AvantGen and Company.

5. The purpose of this JV is to develop and commercialize the dipstick-based antigen Covid-19 antigen test developed by AvantGen and Company, independent of the test developed by AvantGen and NCX with supports from RADx's funding with or without Consultant's involvement.

6. Neither Company nor AvantGen can use the other party's information or technology without it being a part of this agreement.

Table 1. Share Allocation

AvantGen		Company	
% investment or cash equivalent found	**% shares owned**	**% investment or cash equivalent found**	**% shares owned**
0	50	100	50
10	52	90	48
20	54	80	46
30	56	70	44
40	58	60	42
50	60	50	40
60	62	40	38
70	64	30	36
80	66	20	34
90	68	10	32
100	70	0	30

Duration

This Binding MOU shall be for one (1) year from the effective date and can be terminated by either party upon thirty (30) days written notice to other party. Both parties will sign NDAs to begin the process, once agreed upon. The actual Full agreement will be for 5 years or longer. The Full agreement will be written within 60 days of this MOU.

The undersigned are duly authorized to execute this Agreement on behalf of the parties.

AvantGen, Inc.

By: ______________________

Print Name: Xiaomin Fan
Title: President and CEO
Date: 9/15/2021

Pan Probe Biotech

By: ______________________

Print Name: SHUJIE CUI
Title: CEO
Date: 9-16-2021

Global WholeHealth Partners Corp

By: ______________________
Charles Strongo
CEO, Chairman
9/16/2021